Exhibit 99.3

Media Contacts:
Lisa Bottle +1 704 423 7060
Gail K. Warner +1 704 423 7048
Investor Contact:
Paul Gifford +1 704 423 5517
News Release
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces Board Authorization to Repurchase up to $300 Million in Common Stock
CHARLOTTE, NC, Oct. 24, 2006 — The Board of Directors of Goodrich Corporation (NYSE: GR) approved a program today that authorizes the company to repurchase up to $300 million of the company’s common stock. While no time limit was set for completion of the program, the company expects repurchases to occur over a three year period. Repurchases under the program, which could aggregate to approximately 6% of the outstanding common stock, may be made through open market or privately negotiated transaction at times and in such amounts as management deems appropriate, subject to market conditions, regulatory requirements and other factors. The program does not obligate the company to repurchase any particular amount of common stock, and may be suspended or discontinued at any time without notice. Shares repurchased under the program are expected to be held as treasury shares. As of September 30, 2006, Goodrich had 124,761,757 shares outstanding.
In commenting on the Board’s actions, Marshall Larsen, Chairman, President and Chief Executive Officer, said, “We are taking this action to enable the company to reduce dilution to existing shareholders from our stock-based compensation plans. We believe that this share repurchase plan, coupled with our continued focus on operational excellence and organic growth, represents an additional opportunity to enhance shareholder value.”

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolio of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
Forward-looking Statements
Forward-looking statements in this press release regarding the company’s common stock repurchase program are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks. Actual results may differ materially due to, among other factors: market conditions, changes in the company’s financial position, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Risk Factors identified in the Form 10-K for the fiscal year ended December 31, 2005.
The company cautions you not to place undue reliance on these forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
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